UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky		40509-1844
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2[b]]
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit 10.1 Securities Purchase Agreement
Exhibit 10.2 Form of Convertible Note
Exhibit 10.3 Form of Warrant
Exhibit 10.4 Registration Righst Agreement
Exhibit 99.1 Press Release

Item 1.01 Entry into a Material Definitive Agreement
     On December 13, 2005, NGAS Resources, Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) for an institutional private placement of its 6% convertible notes in the principal amount of to $37 million (the “Notes”). The Notes will convertible into the Company’s common stock at a conversion price of $14.34 per share, reflecting 110% of            the volume weighted average price of the common stock for the five trading days preceding the date of the SPA. The SPA also provides for the issuance of warrants (the “Warrants”) to purchase up to 945,809 shares of the Company’s common stock at an exercise price of $13.04 per share.
     Under the terms of the SPA, the conversion price of the Notes and exercise price of the Warrants are subject to anti-dilution adjustments for any recapitalization transaction and for any issuance of common stock or rights to acquire common stock for consideration less than the prevailing conversion price or exercise price. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved incentive plans or in a public offering for more than $30 million or in business acquisitions or strategic transactions involving less than 20% of the outstanding common shares in any twelve-month period. Other than these excluded issuances, the SPA provides the Note holders with participation rights in any financing transactions of the Company for 18 months after the closing under the SPA.
     The SPA also provides for the Company to use its best efforts to obtain shareholder approval at the next annual meeting for the issuance of all the securities contemplated by the SPA. Until shareholder approval is obtained, the Notes will not be convertible to the extent that adjustments to their conversion price from dilutive issuances would increase the total common shares issuable under the Notes and Warrants above 19.99% of the shares outstanding on the date of the SPA.
     In connection with the private placement, the Company has entered into a registration rights agreement, undertaking to file a registration statement under the Securities Act of 1933 within 30 days, covering resales by investors of the shares issuable upon conversion of the Notes and exercise of the Warrants. If the registration statement has not been declared effective within 120 days after issuance of the Notes, the Company will be subject to certain monetary penalties, and one day will be added to the exercise period of the Warrants for each day that the target date is exceeded.
     Under the terms of the Notes, if a holder elects to convert a Note before the second anniversary of the issuance date, unless the prevailing market price of the common stock exceeds 160% of the conversion price, the holder will be entitled to a payment equal to the difference between two years’ interest on the converted Note and the interest already paid on the Note. The Company may elect to make the payment in cash or in common shares, valued for that purpose at 92.5% of their prevailing market price (or 90% if the market price is less than $1.00 per share). After the second anniversary of the Note issuance date, if the prevailing market price of the common stock exceeds 160% of the conversion price, the Company may redeem all or part of any unconverted Notes at a redemption price equal to their principal amount plus accrued and unpaid interest.
     The Notes are redeemable at the option of the holders upon any event of default or any change of control in cash at a default rate equal to 125% of their principal amount or at a change of control rate equal to the greater of 110% of their principal amount or 110% of the consideration that would be received by the holder for the underlying shares in the change of control transaction. A change of control is defined in general as a merger, sale or other transaction involving a change in ownership of 50% or more of the Company’s voting shares. Events of default include any delisting of the common stock, any failure to pay Note interest or principal, honor conversion requests or satisfy registration requirements, any other material breach of the SPA, any default for over $100,000 on other obligations and the occurrence of certain insolvency-related events.
     The Notes will mature on December 15, 2010. Any Notes that are neither redeemed nor converted prior to maturity will be repayable in cash or in common shares, valued for that purpose at 92.5% of their prevailing market price (or 90% if the market price is less than $1.00 per share), plus accrued and unpaid interest.

Item 3.02. Unregistered Sales of Equity Securities
     On December 14, 2005, the Company issued $37 million principal amount of the Notes and the related Warrants under the terms of the SPA, as described in a press release included as an exhibit to this report and incorporated herein by reference. The Notes and Warrants were issued in the private placement to institutional investors in reliance on Regulation D under the Securities Act of 1933.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits.

Exhibit
Number	Exhibit
10.1	Securities Purchase Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein.

10.2	Form of 6% Convertible Notes issued pursuant to the Securities Purchase Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein.

10.3	Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein.

10.4	Registration Rights Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein.

99.1	Press Release.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGAS RESOURCES, INC.

Date: December 14, 2005	By:	/s/ William S. Daugherty

William S. Daugherty
Chief Executive Officer
(Duly Authorized Officer)
(Principal Executive Officer)